Exhibit 10.3
TRANSITION AND SEPARATION AGREEMENT

This Transition and Separation Agreement (this “Agreement”) is entered into by and among Ronald W. Kisling (“Executive”) on the one hand and Fastly, Inc. (the “Company”) on the other (each a “Party” and together the “Parties”), with reference to the following facts:
A.WHEREAS, Executive is employed with the Company as its Chief Financial Officer (“CFO”) pursuant to an offer letter dated June 22, 2021 (the “Offer Letter”);
B.WHEREAS, Employee signed that certain Employee Confidential Information and Inventions Assignment Agreement dated June 22, 2021 (the “CIIAA”), a copy of which is attached as Exhibit B hereto and the terms of which are incorporated by reference into this Agreement;
C.WHEREAS, Employee signed that certain Arbitration Agreement dated June 22, 2021 (the “Arbitration Agreement”), the terms of which are incorporated by reference into this Agreement;
D.WHEREAS, Executive has outstanding Restricted Stock Units covering shares of the Company’s Class A common stock that are subject solely to service-vesting conditions (the “RSUs”) and outstanding Performance Stock Units covering shares of the Company’s Class A common stock that are subject to service- and performance-vesting conditions (the “PSUs” and, collectively, the “Equity Awards”). Executive’s outstanding Equity Awards are set forth on Appendix A. The Equity Awards are subject to vesting and other terms and conditions in accordance with the terms of the Company’s 2019 Equity Incentive Plan (the “Plan”) and the applicable grant notices and agreements (the “Equity Agreements”);
E.WHEREAS, Employee is a participant in the Fastly, Inc. Executive Change in Control and Severance Benefit Plan dated May 3, 2019 (the “Severance Plan”);
F.WHEREAS, Executive’s employment with the Company will terminate on September 15, 2025 (the “Planned Separation Date” and the date Executive’s employment terminates, the “Separation Date”); and

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G.WHEREAS, the Parties wish to provide for an orderly transition of the Executive’s duties and responsibilities, and to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Executive may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company.
    NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Parties agree as follows:
1.Effective Date. This Agreement is effective on the day Executive signs it (the “Effective Date”).
2.Transition Period. The period from the Effective Date through the Separation Date will be the “Transition Period.” During the Transition Period:
(a)Title and Duties. Executive will continue to report to the Chief Executive Officer (the “CEO”). Executive agrees to cooperate in the orderly transition of Executive’s pending responsibilities, work assignments or projects, to respond promptly to questions and requests for information, and to support the Company’s efforts to onboard a new CFO (collectively, the “Transition Duties”). At all times during the Transition Period, Executive will comply with Executive’s fiduciary and ethical obligations to the Company and with all applicable Company policies.
(b)Performance of Transition Duties. Executive agrees to exercise the highest degree of professionalism and utilize Executive’s expertise in performing the Transition Duties. Executive shall continue to comply with all Company’s policies and procedures and with all of Employee’s statutory, contractual, professional, ethical, and fiduciary obligations to the Company, including, without limitation, under the CIIAA.
(c)Compensation. The Company shall continue to pay Executive’s base salary at an annual rate of $600,000 (the “Base Salary”), less applicable taxes, garnishments and any other withholding required by law or authorized by Executive and in accordance with the Company’s regular payroll procedures.
(d)Benefits. Executive shall remain eligible for Executive’s regular employee benefits in accordance with the applicable Company policies or plans.

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(e)Equity. Executive will continue to vest in any unvested shares subject to the Equity Awards in accordance with the terms of the Plan and the applicable Equity Agreements.
3.Early Termination
(a)At-Will Employment. During the Transition Period, Executive’s employment shall remain at-will, meaning that Executive may resign Executive’s employment and the Company may terminate Executive’s employment with or without Cause (as defined in the Severance Plan) in accordance with the provisions of this Agreement.
(b)Termination Without Cause or Resignation With Good Reason. If prior to the Planned Separation Date, the Company terminates Executive’s employment without Cause (as defined in the Severance Plan), Executive resigns for Good Reason (as defined in the Severance Plan with duties and responsibilities determined based on the duties and responsibilities set forth herein) or Executive dies, then Executive will remain eligible for the Severance Benefits (as defined and described below), provided that Executive (or his estate, if applicable) has satisfied the conditions for receipt of the Severance Benefits (as set forth below).
(c)Termination with Cause or Resignation Without Good Reason. If on or prior to the Planned Separation Date, the Company terminates Executive’s employment with Cause or Executive resigns without Good Reason, then Executive will no longer be eligible for participation in any Company benefit plans, and Executive will not be entitled to the Severance Benefits and will only be provided with the minimum entitlements to which Executive is entitled pursuant to applicable law, including the payment of earned and accrued wages as of the actual termination date.
4.Separation Logistics.
(a)Separation Date. As of the Separation Date, Executive’s employment with the Company and all its affiliates shall terminate, and Executive shall be deemed to have resigned from all committees and board memberships, if any, then held with the Company and its affiliates. Executive agrees to execute any documents necessary to effectuate such resignation.
(b)Final Paycheck. On or before the Separation Date, the Company will pay Executive all accrued but unpaid wages, including accrued and unused vacation, as of the Separation Date, subject to standard payroll deductions and withholdings.

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Executive is entitled to this payment regardless of whether Executive signs this Agreement.
(c)Business Expenses. Within ten (10) days after the Separation Date, Executive will submit Executive’s final documented expense reimbursement statement reflecting all business expenses Executive incurred through the Separation Date, if any, for which Executive seeks reimbursement. The Company will reimburse Executive for these expenses pursuant to its regular business practice.
(d)Healthcare Continuation Coverage. If Executive and/or Executive’s dependents are enrolled in the Company’s group healthcare benefits, such benefits shall expire on the last day of the month in which Executive’s employment terminates (the “Benefits Expiration Date”). Thereafter, Executive shall have the opportunity to elect continued healthcare coverage after the Separation Date pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 or the applicable state law equivalent (collectively, “COBRA”). Except as provided in Section 5 below, Executive will be solely responsible for all COBRA premiums.
(e)Equity. Except as provided in Section 5 below, Executive will cease vesting in the Equity Awards on the Separation Date and all unvested shares subject to the Equity Awards will forfeit and cancel automatically on the Separation Date with no further consideration due to Executive. Executive’s rights and obligations with respect to the vested shares underlying the Equity Awards will be governed by the Plan, the applicable Equity Agreements, and as set forth herein.
5.Severance Benefits. Provided that Executive (i) signs and delivers a copy of the Release of Claims attached hereto as Exhibit A (the “Release”) within 21 days after the Separation Date, (ii) does not revoke the Release during the applicable revocation period and (iii) is in continuous compliance with Executive’s obligations under this Agreement (including the Transition Duties and the Continuing Obligations) and the CIIAA, Executive will be eligible to receive the following Severance Benefits (the “Severance Benefits”), subject to the following terms and conditions:
(a)Severance Payments. The Company will pay Executive cash severance of $562,500, subject to applicable withholding and deductions (the “Severance”), which is the sum of (i) nine (9) months of Executive’s base salary and (ii) seventy-five percent (75%) of Executive’s annual target bonus for 2025. The Company will pay the Severance in a lump-sum no later than the second regular payroll date following the Release Effective Date (as defined in the Release).

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(b)Continued Benefits. If Executive timely elects continued group health plan continuation coverage under COBRA, the Company shall pay directly to the carrier the full amount of Executive’s COBRA premiums on behalf of Executive for Executive’s continued coverage under the Company’s health plans, including coverage for Executive’s eligible dependents, until the earliest of (i) nine (9) months after the Benefit Expiration Date, (ii) the expiration of Executive’s eligibility for the continuation coverage under COBRA, or (iii) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment (such period from the Separation Date through the earliest of (i) through (iii), the “COBRA Payment Period”). Upon the conclusion of such period of insurance premium payments made by the Company, Executive will be responsible for the entire payment of premiums (or payment for the cost of coverage) required under COBRA for the duration of Executive’s eligible COBRA coverage period, if any. For purposes of this Section, (1) references to COBRA shall be deemed to refer also to analogous provisions of state law and (2) any applicable insurance premiums that are paid by the Company shall not include any amounts payable by Executive under an Internal Revenue Code Section 125 health care reimbursement plan, which amounts, if any, are Executive’s sole responsibility. Executive agrees to promptly notify the Company as soon as Executive becomes eligible for health insurance coverage in connection with new employment or self-employment. Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot provide the COBRA premium benefits without potentially violating the nondiscrimination requirements under Section 105(h) of the Code or potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of paying COBRA premiums directly to the carrier on Executive’s behalf, the Company will instead pay Executive on the last day of each remaining month of the COBRA Payment Period a fully taxable cash payment equal to the value of Executive’s monthly COBRA premium for the first month of COBRA coverage, subject to applicable tax withholding (such amount, the “Special Severance Payment”), such Special Severance Payment to be made without regard to Executive’s election of COBRA coverage or payment of COBRA premiums and without regard to Executive’s continued eligibility for COBRA coverage during the COBRA Payment Period. Such Special Severance Payment shall end upon expiration of the COBRA Payment Period.
(c)Equity Awards.
(i)RSUs. Each of Executive’s awards of RSUs outstanding as of the Separation Date (including any PSUs that are no longer subject to performance-vesting conditions) shall accelerate and become vested to the extent

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set forth for such award on Appendix A, which represents the number of shares subject to such Equity Award that would have vested if Executive had completed an additional twelve (12) months of service following the Separation Date. Any RSUs that remain unvested after giving effect to the foregoing acceleration shall terminate as of the Separation Date for no consideration.
(ii)2025 Operational PSUs. The PSUs granted to Executive on February 26, 2025 that have a performance period of January 1, 2025 through December 31, 2025 (Grant Number 108627) (the “2025 Operational PSU Award”) and evidenced by the Performance Stock Award Grant Notice and Restricted Stock Unit Award Agreement entered into in connection therewith (the “Operational PSU Agreement”) shall remain subject to the terms and conditions of the Operational PSU Agreement except that the Maximum Number of Restricted Stock Units (as defined in the Operational PSU Agreement) shall be adjusted to the number set forth on Appendix A and the Actual Award (as defined in the Operational PSU Agreement) shall vest in full on the Certification Date (as defined in the Operational PSU Agreement).
(iii)2025 Relative Total Stockholder Return PSUs. The PSUs granted to Executive on February 26, 2025 that have a performance period commencing February 26, 2025 and ending on the earlier of February 26, 2028 or a Change in Control (as defined in the Plan) of the Company (Grant Number 108655) (the “2025 rTSR PSU Award”) and evidenced by the Performance Stock Award Grant Notice and rTSR Restricted Stock Unit Award Agreement entered into in connection therewith (the “rTSR PSU Agreement”) shall remain subject to the terms and conditions of the rTSR PSU Agreement, it being understood that in the event the Performance Period (as defined in the rTSR PSU Agreement) ends on February 26, 2028, then the number of shares of Class A common stock to be issued in settlement of the 2025 rTSR PSU Award shall be determined by multiplying the Achievement Factor (as defined in the rTSR PSU Agreement) by the number of PSUs eligible for accelerated vesting set forth for the 2025 rTSR PSU Award on Appendix A.
(iv)Stock Price Hurdle PSUs. Tranches 2 and 3 of the award of PSUs granted to Executive on September 20, 2022 (the “2022 PSU Award”), as reflected on Appendix A, shall remain outstanding and eligible to vest in accordance with the terms thereof through the first anniversary of the Separation Date, provided, that, for the avoidance of doubt, Executive shall be deemed to have satisfied any service-based requirement applicable to such tranches. Any

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portion of the 2022 PSU Award that remains unvested as of immediately following the first anniversary of the Separation Date, shall thereupon terminate for no consideration.
(v)Other Terms and Conditions. Except as provided in subsections (i) through (iii), the RSUs and PSUs held by Executive shall remain subject to the terms and conditions set forth in the Plan and the applicable Equity Agreements. The Equity Agreements shall be deemed amended to the extent necessary to reflect subsections (i) through (iv) of this Section 5(c).
(d)Sole Severance Benefits. Executive agrees that, except as set forth in this Section 5, Executive is not entitled to any other severance or other payments or benefits from the Company following the Separation Date, and that the Severance Benefits provided by this Section 5 are adequate and valuable consideration for the promises contained in this Agreement.
(e)Taxes. Executive understands and agrees that all payments under this Agreement will be subject to appropriate tax withholding and other deductions. To the extent any taxes may be payable by Executive for the benefits provided to Executive by this Agreement beyond those withheld by the Company, Executive agrees to pay them and to indemnify and hold the Company and the other entities released herein harmless for any tax claims or penalties, and associated attorneys’ fees and costs, resulting from any failure by Executive to make required payments.
(f)Section 409A. All Severance Benefits provided under this Agreement are intended to satisfy the requirements for an exemption from the application of Section 409A of the Internal Revenue Code of 1986, as amended, and the Department of Treasury regulations and other interpretive guidelines issued thereunder (collectively, “Section 409A”) to the maximum extent that an exemption is available and any ambiguities herein shall be interpreted accordingly; provided, however, that to the extent such an exemption is not available, the Severance Benefits are intended to comply with the requirements of Section 409A otherwise to the extent necessary to avoid adverse personal tax consequences and any ambiguities herein shall be interpreted accordingly. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A. Notwithstanding any provision to the contrary in this Agreement: (a) for purposes of Section 409A, Executive’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct

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payments; and (b) to the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A, such reimbursement or benefit shall be provided no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the number of in-kind benefits provided in any other year. Notwithstanding anything to the contrary herein, to the extent (i) any payments to which Executive is entitled under this Agreement in connection with Executive’s separation from service with the Company constitute deferred compensation subject to Section 409A and (ii) Executive is deemed at the time of such termination of employment to be a “specified” employee under Section 409A, then such payment or payments shall not be made or commence until the earlier of (i) the expiration of the six (6)-month period measured from Executive’s separation from service; or (ii) as soon as administratively practicable after the date of Executive’s death; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Executive. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to Executive or Executive’s beneficiary in one lump sum (without interest).
6.Continuing Obligations. Executive acknowledges and agrees to comply with all continuing obligations under the CIIAA (the “Continuing Obligations”). Executive acknowledges that Executive’s continued compliance with the Continuing Obligations express conditions to Executive’s rights to the Severance Benefits.
7.Return of Company Property. Within five (5) business days after the Separation Date, Executive shall return to the Company all Company documents (and all copies thereof) and other Company property in Executive’s possession, custody, or control. In addition, if Executive has used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any confidential or proprietary data, materials or information of the Company, then within five (5) business days after the Separation Date, Executive must provide the Company with a computer-useable copy of such information and then permanently delete and expunge such confidential or proprietary information from those systems without retaining any reproductions (in whole or in part); and Executive agrees to provide the Company access to Executive’s system, as requested, to verify that the necessary copying and deletion is done. Executive’s timely compliance with the provisions of this paragraph is a precondition to Executive’s receipt of the Severance Benefits and other benefits provided hereunder.

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8.Executive’s Cooperation. During the Transition Period and after the Separation Date, Executive shall cooperate with the Company and its affiliates, upon the Company’s reasonable request, with respect to any internal investigation or administrative, regulatory, or judicial proceeding involving matters within the scope of Executive’s duties and responsibilities to the Company or its affiliates during Executive’s employment with the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, and turning over to the Company all relevant Company documents which are or may have come into Executive’s possession during Executive’s employment); provided, however, that any such request by the Company shall not be unduly burdensome or interfere with Executive’s personal schedule or ability to engage in gainful employment. To the extent permitted by applicable law, the Company will reimburse Executive for reasonable out-of-pocket expenses, if any, incurred in connection with any such cooperation.
9.Confidentiality; Non-Disparagement; Protected Rights. Executive acknowledges and agrees that the Severance Benefits are conditioned on Executive’s promise to comply with the following:
(a)Executive Non-Disparagement. Subject to Section 9(b) below, Executive agrees that Executive shall not disparage the Company, its officers, directors, employees, shareholders or agents or its products or services, in any manner likely to be harmful to them or their business, business reputation, or personal reputation; provided, however, that Executive will respond accurately and fully to any question, inquiry or request for information when required by legal process or in connection with a government investigation. In addition, Executive understands that nothing in this Agreement is intended to prohibit or restrain Executive in any manner from making disclosures that are protected under the whistleblower provisions of federal or state law or regulation. The Company will not, and will instruct its officers and directors not to, disparage Executive in any manner likely to be harmful to Executive or Executive’s business, business reputation, or personal reputation.
(b)Protected Rights. Nothing in this Agreement (i) prohibits Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment, or discrimination, or any other conduct that Executive has reason to believe is unlawful, (ii) limits Executive’s ability to exercise rights, if applicable, under Section 7 of the NLRA or similar state law to engage in protected, concerted activity with other employees, (iii) prohibits Executive from participating in an investigation or proceeding conducted by the Equal Employment Opportunity

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Commission, the National Labor Relations Board, the Securities and Exchange Commission, law enforcement, or any other any federal, state or local agency charged with the enforcement of any laws, or from communicating with or filing a charge or complaint with any such agencies, or (iv) prohibits Executive from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies).
(c)Requests for References. All external requests for references should be directed to Puja Jaspal, Chief People Officer, who will confirm only Employee’s job title and dates of employment.
10.No Voluntary Adverse Action. Except as reasonably necessary to comply with Executive’s obligations under Section 8 above, Executive agrees that Executive will not voluntarily provide assistance, information or advice, directly or indirectly (including through agents or attorneys), to any person or entity in connection with any proposed or pending litigation, arbitration, administrative claim, cause of action, or other formal proceeding of any kind brought against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents, nor shall Executive induce or encourage any person or entity to bring any such claims; provided, however, that Executive must respond accurately and truthfully to any question, inquiry or request for information to the extent required by legal process (e.g., a valid subpoena or other similar compulsion of law) or as part of a government investigation.
11.No Assignment by Executive. Executive warrants and represents that no portion of any of the matters released herein, and no portion of any recovery or settlement to which Executive might be entitled, has been assigned or transferred to any other person, firm, or corporation not a party to this Agreement, in any manner, including by way of subrogation or operation of law or otherwise. If any claim, action, demand, or suit should be made or instituted against the Company or any other Releasee because of any actual assignment, subrogation, or transfer by Executive, Executive agrees to indemnify and hold harmless the Company and all other Releasees against such claim, action, suit, or demand, including necessary expenses of investigation, attorneys’ fees, and costs. In the event of Executive’s death, this Agreement shall inure to the benefit of Executive and Executive’s executors, administrators, heirs, distributees, devisees, and legatees. Executive may not assign or transfer any of Executive’s rights or

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obligations under this Agreement, except that Executive may assign or transfer Executive’s rights to payments hereunder upon Executive’s death by will or operation of law.
12.Company Assignment and Successors. The Company may assign its rights and obligations under this Agreement to any successor to all or substantially all the business or the assets of the Company (by merger or otherwise). This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns, personnel, and legal representatives.
13.No Admission. Executive understands and agrees that nothing in this Agreement, including the Company’s provision of the Severance Benefits, shall constitute or be construed as an admission of any wrongdoing or liability whatsoever by the Releasees.
14.Severability. The provisions of this Agreement are severable. If any provision is held to be invalid or unenforceable, it shall not affect the validity or the enforceability of any other provision.
15.DISPUTE RESOLUTION. THE PARTIES AGREE THAT ALL DISPUTES ARISING FROM OR RELATING TO THIS AGREEMENT, EXECUTIVE’S EMPLOYMENT WITH THE COMPANY, OR EXECUTIVE’S TERMINATION THEREFROM, SHALL BE RESOLVED IN ACCORDANCE WITH AND SUBJECT TO THE ARBITRATION AGREEMENT.
16.Governing Law. Subject to the Arbitration Agreement, this Agreement shall be construed and enforced in accordance with, and the rights of the Parties shall be governed by, the laws of the State of California, without regard to any conflicts of laws provisions or those of any state other than California.
17.Integrated Agreement. This Agreement, together with any agreements incorporated by reference herein (including the Severance Plan, the CIIAA, the Arbitration Agreement, the Plan, the Equity Agreements (as amended herein) and the Release), comprises the entire agreement between the Parties regarding the subject matter hereof and supersedes, in their entirety, any other agreements between the Parties regarding the subject matter hereof (including the Offer Letter). Executive acknowledges that there are no other agreements, written, oral, or implied, and that Executive may not rely on any prior negotiations, discussions, representations, or agreements.
18.Amendment. This Agreement may not be altered, amended, or modified except in a written agreement signed by both Executive and a duly authorized officer of the Company, which states expressly that it is intended to modify this Agreement.

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19.Knowing and Voluntary Signature. Executive acknowledges and agrees that: (a) Executive was hereby advised to consult with an attorney concerning this Agreement, and (b) Executive has read and understands the Agreement, is fully aware of its legal effect, and has entered it freely based on the Executive’s own judgment.
20.Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. A facsimile, PDF (or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or any other type of copy of an executed version of this Agreement signed by a party is binding upon the signing party to the same extent as the original of the signed agreement.
[Rest of page left blank. Signatures on following page.]

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IN WITNESS WHEREOF, the undersigned have caused this Separation Agreement to be duly executed and delivered as of the date indicated next to their respective signatures below.

EXECUTIVE

DATED: August 1, 2025

/s/ Ronald W. Kisling
Ronald W. Kisling

FASTLY, INC.

DATED: August 1, 2025

By: /s/ Puja Jaspal
Name: Puja Jaspal
Title: Chief People Officer

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EXHIBIT A

RELEASE OF CLAIMS
Ronald W. Kisling (“Executive”) provides this Release of claims (the “Release”) in favor of Fastly, Inc. (the “Company”) effective upon the eighth day after Executive’s signature hereto (the “Release Effective Date”), provided Executive has not revoked it in accordance with Section 1(d) below. Except as set forth in this Release, capitalized terms have the same definitions as in the Transition and Separation Agreement between Executive and the Company (the “Transition Agreement”), to which this Release was attached as Exhibit A. The Transition Agreement is expressly incorporated by reference into this Release. To receive the Severance Benefits under the Transition Agreement, Executive must sign and return this Release no later than twenty-one (21) calendar days after the Separation Date. Executive understands and agrees that Executive will not sign this Release before the Separation Date.
1.EXECUTIVE GENERAL RELEASE. Executive agrees not to sue, or otherwise file any claim against, the Company or any of its directors, officers, employees, investors, or other agents for any reason whatsoever based on anything that has occurred as of the date Executive signs this Release.
(a)General Release. On behalf of Executive and Executive’s executors, administrators, heirs and assigns, Executive hereby releases and forever discharges the “Releasees” hereunder, consisting of the Company and its affiliates, and each of their owners, directors, officers, managers, employees, agents and insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”) that Executive now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof, including, without limiting the generality of the foregoing, any Claims arising out of, based upon, or relating to Executive’s recruitment, hire, employment, remuneration or separation from employment by the Releasees, including without limitation: Claims for violation of any federal, state or local laws governing employment including, but not limited to the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621, et seq., Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq., the Equal Pay Act, 29 U.S.C. § 206(d), the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq., the

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Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the False Claims Act , 31 U.S.C. § 3729 et seq., the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq., the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq. the Fair Labor Standards Act, 29 U.S.C. § 215 et seq., the Sarbanes-Oxley Act of 2002, the California Business & Professions Code, including Section 17200 et seq., the California Government Code, including the Fair Employment and Housing Act, as amended, Cal. Lab. Code § 12940 et seq., the Moore-Brown-Roberti Family Rights Act of 1991, Cal. Gov’t Code §§12945.2, 19702.3, and the California False Claims Act, Cal. Gov’t Code § 12650 et seq., the California Labor Code, including the California Equal Pay Law, as amended, Cal. Lab. Code §§ 1197.5(a),1199.5, the California WARN Act, Cal. Lab. Code § 1400 et seq., and the California Wage Orders, all as amended; Claims based on contract, including for breach of contract and breach of the implied covenant of good faith and fair dealing; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, infliction of emotional distress, violation of public policy; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.
(b)Excluded Claims. Notwithstanding the generality of the foregoing, Executive does not release claims to enforce the Transition Agreement, claims for indemnification under any agreement between Executive and the Company or any applicable provisions of the Company’s bylaws or D&O policy, or any claims that cannot be released as a matter of law including, without limitation, claims (i) for workers compensation and unemployment benefits; (ii) for vested benefits under any ERISA-retirement plan; (iv) undisputed claims for earned wages; and (v) Executive’s right to bring to the attention of the Equal Employment Opportunity Commission or similar state agency, claims of discrimination, harassment, interference with leave rights, and retaliation; provided, however, that Executive does release Executive’s right to secure damages for any such alleged treatment.
(c)Waiver of Unknown Claims. Because the release provisions of this Release specifically cover known and unknown claims, Executive expressly waives Executive’s rights under Section 1542 of the California Civil Code, and any similar laws of other states, which provides: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

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(d)Older Workers Benefit Protection Act. In accordance with the Older Worker Benefit Protection Act (“OWBPA”), Executive acknowledges the following:
(i)The waiver and release of claims under the ADEA contained in this Release does not cover rights or claims that may arise after the date on which Executive signs this Release.
(ii)The Transition Agreement provides for consideration in addition to anything of value to which Executive is already entitled.
(iii)Executive is hereby advised to consult an attorney before signing this Release.
(iv)Executive was granted at least twenty-one (21) days after being presented with this Release to decide whether to sign it. If Executive executes this Release prior to the expiration of such period, Executive does so voluntarily and after having had the opportunity to consult with an attorney, and hereby waives the remainder of the twenty-one (21) day period. The Parties agree that changes to the Transition Agreement or this Release, whether material or immaterial, will not extend or restart this consideration period.
(v)Executive has the right to revoke this Release within seven (7) days of signing it. In the event this Release is revoked, it will be null and void in its entirety, and Executive will not receive the Severance Benefits under the Transition Agreement. To revoke this Release, Executive must deliver written notice stating that intent to revoke to Puja Jaspal at [intentionally omitted] received on or before the seventh (7th) day after the date on which Employee signs this Release.
2.No Pending Claims. Executive warrants and represents that Executive has not filed or authorized the filing of any complaints, charges or lawsuits against the Company or any of its affiliates with any governmental agency or court, and that if, unbeknownst to Executive, such a complaint, charge or lawsuit has been filed on Executive’s behalf, Executive will, upon notice of such filing, promptly cause it to be withdrawn and dismissed.
3.No Assignment of Executive’s Claims. Executive warrants and represents that no portion of any of the matters released herein, and no portion of any recovery or settlement to which Executive might be entitled, has been assigned or transferred to any other person, firm, or corporation not a party to the Transition or Agreement, in any manner, including by way of

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subrogation or operation of law or otherwise. If any claim, action, demand, or suit should be made or instituted against the Company or any other Releasee because of any actual assignment, subrogation, or transfer by Executive, Executive agrees to indemnify and hold harmless the Company and all other Releasees against such claim, action, suit, or demand, including necessary expenses of investigation, attorneys’ fees, and costs. In the event of Executive’s death, the Transition Agreement and this Release shall inure to the benefit of Executive and Executive’s executors, administrators, heirs, distributees, devisees, and legatees. Executive may not assign or transfer any of Executive’s rights or obligations under the Transition Agreement or this Release, except that Executive may assign or transfer Executive’s rights to payments under the Transition Agreement upon Executive’s death by will or operation of law.
4.Executive Representations. Executive warrants and represents that: (a) except as provided in the Transition Agreement, the Company has paid Executive all compensation, wages, bonuses, commissions, and/or benefits to which Executive may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to Executive except as provided in Section 5 of the Transition Agreement, (b) Executive has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act or any similar state law and (c) the execution, delivery, and performance of the Transition Agreement and this Release by Executive does not and will not conflict with, breach, violate, or cause a default under any agreement, contract, or instrument to which Executive is a party or any judgment, order, or decree to which Executive is subject.
5.Severability. The provisions of this Release are severable. If any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.
6.DISPUTE RESOLUTION. THE PARTIES AGREE THAT ALL DISPUTES ARISING FROM OR RELATING TO THIS RELEASE, SHALL BE RESOLVED IN ACCORDANCE WITH AND SUBJECT TO THE ARBITRATION AGREEMENT.
7.Choice of Law. Subject to the Arbitration Agreement, this Release shall in all respects be governed and construed in accordance with the laws of the State of California, including all matters of construction, validity, and performance, without regard to conflicts of law principles.
8.Intent to be Bound. Executive acknowledges and agrees that: (a) Executive has consulted with or has had the opportunity to consult with independent counsel of Executive’s own choice concerning the Transition Agreement and this Release and has been advised to do so

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by the Company, and (b) Executive has read and understands the Release, is fully aware of its legal effect, and has entered into it freely based on the Executive’s own judgment.

                        __________________________________
                        Ronald W. Kisling

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EXHIBIT B

CONFIDENTIAL INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT

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Appendix A

Equity Awards

Equity Award Type(1)	Grant ID	Grant Date	Unvested RSUs / PSUs Subject to Equity Award as of 9/15/2025(2)	RSUs Accelerated / PSUs Eligible to Vest(3)
RSUs	006486	2/11/2022	11,540	11,540
2022 PSU Award	100042	9/20/2022	172,500	115,000
RSUs	101031	3/29/2023	11,462	11,462
RSUs	101022	3/29/2023	27,238	27,238
RSUs	105225	3/15/2024	7,491	4,995
RSUs	105206	3/15/2024	69,583	46,388
RSUs	108620	2/26/2025	134,265	53,706
2025 Operational PSU Award	108627	2/26/2025	100,698	50,349
2025 rTSR PSU Award	108655	2/26/2025	40,279	20,856

(1)Any PSUs for which achievement has already been determined are listed as RSUs.
(2)Unvested amount listed is after giving effect to RSUs and PSUs that vest on September 15, 2025 pursuant to their applicable Equity Agreement.
(3)Assumes Separation Date of September 15, 2025 and, in the case of the 2025 rTSR PSU Award, the Performance Period ending on February 26, 2028. In the event the Performance Period for the 2025 rTSR PSU Award ends earlier than February 26, 2028, the numerator for purposes of calculating the fraction in Section 3(B)(z) of Annex A to the rTSR PSU Agreement shall be 567 and the denominator will be calculated using the number of days in the shortened Performance Period.

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